Mail Stop 4561

      							April 4, 2006

Jack Harper
BSI2000, Inc.
12600 West Colfax Ave. Suite B410
Lakewood, Colorado, 80215

Re:	BSI2000, Inc.
Form 10-KSB for Fiscal Year Ended December 31, 2004
Forms 10-QSB for Fiscal Quarters Ended March 31, 2005, June 30,
2005
and September 30, 2005
Form 10-KSB/A for Fiscal Year Ended December 31, 2004
Forms 10-QSB/A for Fiscal Quarters Ended March 31, 2005 and June
30,
2005
File No. 000-28287

Dear Mr. Harper:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



								Stephen Krikorian
								Accounting Branch Chief